P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
July 26, 2016		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS SECOND QUARTER
NET INCOME OF $0.44 PER SHARE
__________________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter and six months ended June 30, 2016. Net income totaled $8.0 million for the second quarter of 2016, representing earnings per diluted common share of $0.44. In comparison, earnings per diluted common share were $0.44 for the first quarter of 2016 and $0.27 for the second quarter of 2015. Net income was $16.0 million and earnings per diluted common share were $0.88 for the six months ended June 30, 2016, compared to $4.2 million and $0.24 per diluted common share in 2015.
"The second quarter of 2016 demonstrated that we were able to maintain consistent earnings by overcoming the reduction in annual performance-based insurance income of $0.06 per diluted share that we received in the first quarter of 2016. Additionally, the current quarter is also the first quarter that we could see clear year-over-year results that were not impacted by an acquisition. Compared to the first quarter of 2016 and the second quarter of 2015, we have been able to grow loans, expand net interest margin, improve asset quality and control expenses," said Chuck Sulerzyski, President and Chief Executive Officer. "We are optimistic about our ability to further improve our business."

Statement of Operations Highlights:

•	Net interest income grew 2% compared to the linked quarter and 6% compared to the second quarter of 2015.

◦	Net interest income benefited from higher loan balances and a reduction in higher-cost funding.

◦	Net interest margin improved to 3.57% in the second quarter of 2016, compared to 3.53% for the linked quarter and 3.46% in the second quarter of 2015.

•	Provision for loan losses was $0.7 million for the quarter as credit quality has stabilized over the last two quarters.

•	Total non-interest expenses were $26.5 million, up slightly from the linked quarter's non-interest expenses and 7% lower than the second quarter of 2015.

◦	Efficiency ratio, when adjusted for non-core charges, was 64.9% for the second quarter of 2016, compared to 64.3% for the first quarter of 2016 and 71.5% in the second quarter of 2015.

◦	Operating leverage was positive in the first six months of 2016 compared to 2015 as revenue grew 11% and core non-interest expenses increased only 3%.

Balance Sheet Highlights:

•	Period-end total loan balances grew 4% on an annualized basis compared to March 31, 2016 and 6% compared to June 30, 2015.

◦	Indirect loans grew $23.3 million, or 51% annualized, compared to the linked quarter, while total consumer loans grew $14.8 million, or 6% annualized.

◦	Commercial and industrial loans increased $10.5 million, or 11% annualized, from the linked quarter as total commercial loans increased $8.9 million, or 3% annualized.

•	Asset quality improved during the quarter as net charge-offs as a percent of average gross loans and criticized loans declined.

◦
Net charge-offs as a percent of average gross loans were 0.03% annualized for the quarter, compared to 0.09% in the linked quarter and 0.11% in the second quarter of 2015. Year-to-date, net charge-offs were 0.06% of average loans in 2016 compared to 0.07% in 2015.

◦	Criticized loans, which are those categorized as watch, substandard or doubtful, decreased $13.8 million during the quarter.

◦	Classified loans, which are those categorized as substandard or doubtful, decreased $6.7 million during the quarter.

◦	Nonperforming assets increased slightly to 1.04% of total loans and OREO at June 30, 2016 compared to 1.00% at March 31, 2016.

◦
Allowance for loan losses was relatively flat at 1.16% of originated loans, net of deferred fees and costs, at June 30, 2016, compared to 1.17% at March 31, 2016. Since December 31, 2015, the allowance for loan losses has increased $1.1 million.

•	Other assets increased during the second quarter of 2016 as a result of an investment of $35 million in bank-owned life insurance.

•	Period-end total deposit balances declined $54.1 million, or 2% compared to the linked quarter.

◦
Certificates of deposit and non-interest-bearing deposits decreased $33.6 million and $16.5 million, respectively, during the quarter, while seasonal fluctuations contributed to the $13.3 million decline in governmental deposits.

◦	Non-interest bearing deposits, as a percent of total deposits, remained at 28% at June 30, 2016 compared to March 31, 2016.

◦	Brokered certificates of deposit totaling $12.9 million, which had a weighted-average rate of 3.84%, matured during the quarter.
Note: The comparison of the income statement and average balance sheet results between the first six months of 2015 and the first six months of 2016 was affected by the NB&T Financial Group, Inc. ("NB&T") acquisition, which closed March 6, 2015.
Net Interest Income:
Net interest income was $26.3 million in the second quarter of 2016, a 2% increase compared to the linked quarter and a 6% increase over the second quarter of 2015. The net interest margin for the second quarter of 2016 was 3.57%, compared to 3.53% in the first quarter of 2016 and 3.46% in the second quarter of 2015. Loan growth was the main driver of increase in interest income for the second quarter of 2016 compared to the prior periods.
For the first six months of 2016, net interest income grew 13% compared to 2015 and net interest margin improved to 3.55% from 3.46%. The NB&T acquisition, coupled with loan growth, were the drivers of the increase in interest income.
The accretion income, net of amortization expense, from the acquisitions was $0.9 million for the second quarter of 2016, compared to $1.0 million for the first quarter of 2016 and $1.1 million in the second quarter of 2015, which added 11 basis points, 12 basis points and 15 basis points, respectively, to the net interest margin. In addition, accretion income, net of amortization expense, from the acquisitions was $1.9 million in the first six months of 2016 compared to $2.3 million in the first half of 2015, and added 11 basis points and 17 basis points, respectively, to net interest margin.
Net interest margin, excluding net accretion income from acquisitions, improved 5 basis points compared to the first quarter of 2016 and 15 basis points from the second quarter of 2015. In the first half of 2016, net interest margin, excluding net accretion income from acquisitions, increased 15 basis points compared to 2015. The sustained shift in the mix of the balance sheet, for both assets and liabilities, continued to improve net interest margin.
Provision for Loan Losses:
The provision for loan losses was $0.7 million in both the second quarter of 2016 and the second quarter of 2015, compared to $1.0 million in the first quarter of 2016. For the first six months of 2016, the provision for loan losses totaled $1.7 million compared to $1.0 million in 2015. Recent loan growth and reduced net charge-off activity were the drivers of the provision for loan losses recorded during the quarter and the first six months of 2016.
Non-interest Income:
Total non-interest income declined $0.7 million, or 5%, compared to the linked quarter, and grew $0.4 million, or 4%, compared to the second quarter of 2015. The decrease in the second quarter of 2016 was primarily due to the recognition of $1.6 million of annual performance-based insurance income in the first quarter of 2016, which equated to $0.06 per diluted share, most of which is received in the first quarter of each year. Compared to the linked quarter, trust and investment income increased $0.4 million, or 17%, while insurance income, excluding the performance-based insurance income, increased $0.3 million, or 11%. Compared to the second quarter of 2015, electronic banking, trust and investment and other non-interest income grew 11%, 9% and 70%, respectively. Other non-interest income increased primarily as a result of higher commercial loan swap fee income on loans and bank-owned life insurance income that grew due to the recent purchase of additional policies.

In the first six months of 2016, total non-interest income increased $2.0 million, or 8% compared to the first half of 2015, with electronic banking income, trust and investment income and other non-interest income growing 19%, 12% and 61%, respectively. These increases were partially due to the impact of the NB&T acquisition, coupled with increased customer activity and managed fees from investment services. Increases in other non-interest income during the first six months of 2016 were primarily due to higher commercial loan swap fee income, increased bank-owned life insurance income and recoveries on acquired loans that had been fully charged-off prior to acquisition.
Non-interest Expense:
Total non-interest expense, on an as reported basis, for the second quarter of 2016 was $26.5 million, compared to $26.3 million for the first quarter of 2016 and $28.8 million for the second quarter of 2015. Total non-interest expense, adjusted for non-core charges, was $26.4 million for the second quarter of 2016, compared to $26.3 million for the first quarter of 2016 and lower than the $27.8 million for the second quarter of 2015. Beginning in the second quarter of 2016, non-core charges include one-time costs associated with the conversion of Peoples' core banking system. These costs are expected to be approximately $1.1 million for the remainder of 2016, with the conversion taking place in the fourth quarter of 2016.
During the second quarter of 2016, professional fees and data processing and software expenses increased $664,000 and $264,000, respectively, and were partially offset by reductions in salaries and employee benefits, and net occupancy and equipment expense compared to the first quarter of 2016. The increased professional fees were partially due to charges related to annual trust client tax preparation and fees for outsourced services. Compared to the second quarter of 2015, total non-interest expense declined $0.7 million due primarily to decreases in both marketing expense and salaries and employee benefits, coupled with decreases of $0.5 million in both net occupancy and equipment and foreclosed real estate and other loan expense.
For the six months ended June 30, 2016, reported total non-interest expense was $52.8 million, a decrease of 14% from $61.7 million for the first half of 2015. Total non-interest expense, adjusted for non-core charges, was $52.7 million in the first six months of 2016, compared to $51.4 million in 2015, with the increase primarily due to the addition of operating expenses from the NB&T acquisition, partially offset by reductions in marketing and foreclosed real estate and other loan expenses. Peoples' number of full time equivalent employees declined to 803 at June 30, 2016, compared to 821 at March 31, 2016 and 831 at June 30, 2015.
The efficiency ratio for the second quarter of 2016 was 65.1%, compared to 64.3% for the linked quarter and 74.2% for the second quarter of 2015. For the first six months of 2016, the efficiency ratio was 64.7% compared to 84.8% in the first half of 2015. The efficiency ratio, when adjusted for non-core charges, was 64.9% for the second quarter of 2016, 64.3% for the linked quarter and 71.5% for the second quarter of 2015. The higher adjusted efficiency ratio in the second quarter of 2016 compared to the linked quarter was primarily due to increased non-interest expenses of 1% as revenue was flat. Revenue grew 5% and core expenses decreased 5% in the second quarter of 2016 compared to the second quarter of 2015. For the first six months of 2016, the adjusted efficiency ratio was 64.6% compared to 70.2% for the first half of 2015, as revenue grew 11% and core expenses increased 3%.
Loans:
In the second quarter of 2016, period-end total loan balances increased $23.7 million, or 4% annualized, compared to March 31, 2016. Indirect lending continued to be a key component of loan growth, as balances increased $23.3 million, or 51% annualized, during the quarter, and 48% annualized compared to December 31, 2015. Commercial loans grew $8.9 million, or 3% annualized, with increases in commercial and industrial loans of $10.5 million being partially offset by a decrease of $1.7 million in commercial real estate loans during the quarter. Period-end total loan balances increased $116.8 million, or 6%, compared to June 30, 2015. Consumer loans increased $61.5 million, or 7% compared to June 30, 2015, and were mostly driven by higher indirect lending activity. Commercial loans grew primarily from increases in commercial and industrial loans of $51.3 million, or 16%, compared to June 30, 2015.
Increases in indirect lending and commercial and industrial loan balances were the primary reason for higher average gross loan balances for the quarter compared to the linked quarter, with an increase of $30.3 million, or 6% annualized. Compared to the second quarter of 2015, average gross loans increased $122.0 million, or 6%, largely due to growth in non-mortgage consumer loans and commercial and industrial loans. During the first six months of 2016, average gross loan balances grew $247.7 million, or 13%, compared to the first half of 2015, primarily due to the NB&T acquisition, higher indirect lending and commercial and industrial loan balances.
Indirect lending continues to comprise a larger portion of the consumer loan portfolio and was 22% at June 30, 2016, compared to 20% at March 31, 2016 and 16% at June 30, 2015. In addition, commercial and industrial loan balances comprised 32% of the commercial portfolio at June 30, 2016, compared to 31% at March 31, 2016 and 29% at June 30,

2015. The recent increases in indirect lending and commercial and industrial loans have provided additional diversification to the loan portfolio.
Asset Quality:
Asset quality metrics improved during the second quarter of 2016. Annualized net charge-offs were 0.03% of average gross loans during the second quarter of 2016, compared to 0.09% in the first quarter of 2016 and 0.11% in the second quarter of 2015. During the first six months of 2016, annualized net charge-offs were 0.06% of average gross loans compared to 0.07% in 2015.
Criticized loans, which are those categorized as watch, substandard or doubtful, decreased $13.8 million during the quarter and $0.7 million compared to the second quarter of 2015. Classified loans, which are those categorized as substandard or doubtful, decreased $6.7 million during the quarter and $13.8 million compared to the second quarter of 2015.
Nonperforming assets increased $1.1 million during the second quarter of 2016 compared to the first quarter of 2016. Compared to the second quarter of 2015, nonperforming assets decreased $3.2 million, as nonaccrual loans declined $5.2 million, but was partially offset by a $2.7 million increase in loans 90+ days past due.
At June 30, 2016, the allowance for loan losses increased to $17.8 million, compared to $16.8 million at December 31, 2015. The ratio of the allowance for loan losses as a percent of originated loans (which does not include acquired loan balances), net of deferred fees and costs, was 1.16% at June 30, 2016, compared to 1.17% at March 31, 2016 and 1.42% at June 30, 2015. The decline in this ratio compared to the second quarter of 2015 was primarily due to the build up of reserves on one commercial loan relationship that was fully charged-off in the fourth quarter of 2015.
Deposits:
During the second quarter of 2016, period-end deposits declined $54.1 million, mainly attributable to reductions of $20.7 million in retail certificates of deposit, $16.5 million in non-interest-bearing deposits, $13.3 million in governmental deposits and $12.9 million in brokered certificates of deposit. The decrease in governmental deposits was a typical seasonal decline, as the balances are generally higher in the first quarter of each year. The decrease in retail certificates of deposits was due to planned reductions of higher cost deposits. Period-end deposits decreased $11.6 million compared to June 30, 2015, as increases of $28.6 million in savings accounts, $18.3 million in non-interest-bearing deposits and $18.1 million in interest-bearing demand deposits were more than offset by declines of $61.9 million in retail certificates of deposit and $17.1 million in brokered certificates of deposit.
Non-interest bearing deposits continued to comprise 28% of total deposits at June 30, 2016, compared to 27% at June 30, 2015.
Average deposits for the second quarter of 2016 increased $11.2 million compared to the linked quarter, with most of the growth in savings accounts and non-interest-bearing balances. Compared to the second quarter of 2015, average deposits increased $14.7 million, primarily from higher savings account balances, interest-bearing demand accounts and non-interest-bearing balances, which were partially offset by reductions in certificates of deposit. For the first six months of 2016, average deposits increased $238.9 million, or 10%, compared to the first half of 2015, mainly due to the NB&T acquisition.
Borrowings:
In the second quarter of 2016, long-term borrowings increased $34.8 million, primarily due to additional amortizing and non-amortizing advances of $35 million. Also during the second quarter of 2016, $20 million of long-term borrowings were restructured into lower-rate advances, resulting in a $0.7 million loss.
Stockholders' Equity:
At June 30, 2016, the tier 1 risk-based capital ratio was 13.33%, compared to 13.41% at March 31, 2016. The total risk-based capital ratio was 14.23% at June 30, 2016, a slight decrease from 14.29% at March 31, 2016. These capital ratios decreased slightly from the linked quarter due primarily to an increase in risk-weighted assets, which was mainly the result of growth in loans. During the second quarter of 2016, no common shares were repurchased under the share repurchase program, compared to 279,770 shares in the first quarter of 2015.

Peoples Bancorp Inc. is a diversified financial services holding company with $3.3 billion in total assets, 81 locations, including 73 full-service bank branches, and 81 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter and year-to-date 2016 results of operations today at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies. Below is a listing of the non-GAAP financial measures used in this news release:

◦
Core non-interest expenses are non-GAAP since they exclude the impact of costs associated with the core system conversion, acquisition-related costs, pension settlement charges, severance charges and legal settlement charges.

◦
Efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income. This measure is non-GAAP since it excludes amortization of other intangible assets and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.

◦
Tangible assets, tangible equity and tangible book value per common share measures are non-GAAP since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus total non-interest income minus total non-interest expense. This measure is non-GAAP since it excludes provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "estimate", "may", "feel", "expect", "believe", "plan", "will", "would", "should", "could" and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) Peoples' ability to complete the conversion of Peoples' core banking system (include the related core operating systems, data systems and products) without complications or difficulties that may otherwise result in the loss of customers, operational problems or one-time costs currently not anticipated to arise in connection with such conversion; (2) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of acquisitions and the expansion of consumer lending activity; (3) Peoples' ability to integrate any future acquisitions may be unsuccessful, or may be more difficult, time-consuming or costly than expected; (4) Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders; (5) local, regional, national and international economic conditions and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated; (6) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures, third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals; (7) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the United States ("U.S.") government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which may adversely impact interest rates, interest margins and interest rate sensitivity; (8) changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (9) adverse changes in the economic conditions and/or activities, including, but not limited to, continued economic uncertainty in the U.S., the European Union (including the uncertainty created by the June 23, 2016 referendum by British voters to exit the European Union), Asia, and other areas, which could decrease sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults; (10) legislative or regulatory changes or actions, promulgated and to be promulgated thereunder by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (11) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (12) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations; (13) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results; (14) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities; (15) Peoples' ability to receive dividends from its subsidiaries; (16) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (17) the impact of new minimum capital thresholds established as a part of the implementation of Basel III; (18) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (19) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (20) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (21) the overall adequacy of Peoples' risk management program; (22) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international military or terrorist activities or conflicts; and (23) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the “SEC”), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2016 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
PER COMMON SHARE:
Earnings per common share:
Basic	$0.44	$0.44	$0.27	$0.88	$0.25
Diluted	0.44	0.44	0.27	0.88	0.24
Cash dividends declared per common share	0.16	0.15	0.15	0.31	0.30
Book value per common share	24.07	23.60	22.74	24.07	22.74
Tangible book value per common share (a)	15.93	15.39	14.52	15.93	14.52
Closing stock price at end of period	$21.79	$19.54	$23.34	$21.79	$23.34

SELECTED RATIOS:
Return on average stockholders' equity (b)	7.45%	7.59%	4.69%	7.52%	2.19%
Return on average assets (b)	0.97%	0.98%	0.61%	0.98%	0.28%
Efficiency ratio (c)	65.08%	64.26%	74.19%	64.67%	84.83%
Pre-provision net revenue to total average assets (b)(d)	1.48%	1.54%	0.99%	1.51%	0.54%
Net interest margin (b)(e)	3.57%	3.53%	3.46%	3.55%	3.46%
Dividend payout ratio	36.47%	34.37%	56.14%	35.42%	119.08%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)
Total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income. This amount represents a non-GAAP financial measure since it excludes amortization of other intangible assets, and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release.

(d)
This ratio represents a non-GAAP financial measure since it excludes the provision for loan losses and net gains or losses on investment securities, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2016	2016	2015	2016	2015
Total interest income	$28,921	$28,443	$27,566	$57,364	$51,725
Total interest expense	2,613	2,676	2,773	5,289	5,513
Net interest income	26,308	25,767	24,793	52,075	46,212
Provision for loan losses	727	955	672	1,682	1,022
Net interest income after provision for loan losses	25,581	24,812	24,121	50,393	45,190

Net gain on investment securities	767	96	11	863	611
Loss on debt extinguishment	(707)	—	—	(707)	(520)
Net loss on loans held-for-sale and other real estate owned	—	(1)	(73)	(1)	(81)
Net loss on other assets	(62)	(30)	(63)	(92)	(638)

Non-interest income:
Insurance income	3,299	4,498	3,283	7,797	7,595
Trust and investment income	2,776	2,382	2,544	5,158	4,591
Electronic banking income	2,567	2,535	2,312	5,102	4,292
Deposit account service charges	2,563	2,603	2,848	5,166	5,143
Mortgage banking income	265	160	412	425	715
Other non-interest income	897	876	527	1,773	1,098
Total non-interest income	12,367	13,054	11,926	25,421	23,434

Non-interest expense:
Salaries and employee benefit costs	13,972	14,325	14,560	28,297	31,921
Net occupancy and equipment expense	2,581	2,806	3,138	5,387	5,433
Professional fees	2,123	1,459	1,808	3,582	4,255
Electronic banking expense	1,485	1,433	1,320	2,918	2,444
Data processing and software expense	1,013	749	1,025	1,762	1,760
Amortization of other intangible assets	1,007	1,008	1,144	2,015	1,817
Communication expense	584	628	592	1,212	1,094
FDIC insurance expense	540	617	530	1,157	954
Franchise tax expense	483	538	502	1,021	1,050
Marketing expense	414	398	1,071	812	1,716
Foreclosed real estate and other loan expenses	100	251	551	351	872
Other non-interest expense	2,203	2,070	2,537	4,273	8,376
Total non-interest expense	26,505	26,282	28,778	52,787	61,692
Income before income taxes	11,441	11,649	7,144	23,090	6,304
Income tax expense	3,479	3,654	2,231	7,133	2,080
Net income	$7,962	$7,995	$4,913	$15,957	$4,224

PER SHARE DATA:
Earnings per common share – Basic	$0.44	$0.44	$0.27	$0.88	$0.25
Earnings per common share – Diluted	$0.44	$0.44	$0.27	$0.88	$0.24
Cash dividends declared per common share	$0.16	$0.15	$0.15	$0.31	$0.30

Weighted-average common shares outstanding – Basic	17,980,797	18,071,746	18,116,090	18,026,272	16,965,603
Weighted-average common shares outstanding – Diluted	18,113,812	18,194,990	18,253,918	18,154,260	17,094,095
Actual common shares outstanding (end of period)	18,185,708	18,157,932	18,391,575	18,185,708	18,391,575

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in $000’s)	2016	2015

Assets
Cash and cash equivalents:
Cash and due from banks	$54,096	$53,663
Interest-bearing deposits in other banks	12,248	17,452
Total cash and cash equivalents	66,344	71,115

Available-for-sale investment securities, at fair value (amortized cost of
$750,305 at June 30, 2016 and $780,304 at December 31, 2015)	772,618	784,701
Held-to-maturity investment securities, at amortized cost (fair value of
$46,143 at June 30, 2016 and $45,853 at December 31, 2015)	44,306	45,728
Other investment securities, at cost	38,402	38,401
Total investment securities	855,326	868,830

Loans, net of deferred fees and costs	2,128,790	2,072,440
Allowance for loan losses	(17,838)	(16,779)
Net loans	2,110,952	2,055,661

Loans held for sale	4,223	1,953
Bank premises and equipment, net of accumulated depreciation	52,731	53,487
Goodwill	132,631	132,631
Other intangible assets	15,340	16,986
Other assets	95,908	58,307
Total assets	$3,333,455	$3,258,970

Liabilities
Deposits:
Non-interest-bearing deposits	$699,695	$717,939
Interest-bearing deposits	1,833,276	1,818,005
Total deposits	2,532,971	2,535,944

Short-term borrowings	173,512	160,386
Long-term borrowings	147,980	113,670
Accrued expenses and other liabilities	41,239	29,181
Total liabilities	2,895,702	2,839,181

Stockholders' Equity
Preferred stock, no par value, 50,000 shares authorized, no shares issued
at June 30, 2016 and December 31, 2015	—	—
Common stock, no par value, 24,000,000 shares authorized, 18,934,758 shares issued at June 30, 2016 and 18,931,200 shares issued at December 31, 2015,
including shares in treasury	343,540	343,948
Retained earnings	101,095	90,790
Accumulated other comprehensive income (loss), net of deferred income taxes	11,134	(359)
Treasury stock, at cost, 802,957 shares at June 30, 2016 and
586,686 shares at December 31, 2015	(18,016)	(14,590)
Total stockholders' equity	437,753	419,789
Total liabilities and stockholders' equity	$3,333,455	$3,258,970

SELECTED FINANCIAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2016	2016	2015	2015	2015
Loan Portfolio
Commercial real estate, construction	$98,993	$81,381	$75,899	$81,076	$61,388
Commercial real estate, other	708,910	728,199	736,276	710,630	742,532
Commercial and industrial	378,352	367,810	351,719	357,456	327,093
Residential real estate	555,123	565,749	565,555	571,132	565,768
Home equity lines of credit	109,017	107,701	106,429	105,767	103,991
Consumer, indirect	207,116	183,797	167,096	153,993	140,191
Consumer, other	70,065	68,395	68,018	68,874	67,807
Deposit account overdrafts	1,214	2,083	1,448	1,317	3,263
Total loans	$2,128,790	$2,105,115	$2,072,440	$2,050,245	$2,012,033
Total acquired loans (a)	$591,967	$627,819	$657,801	$694,436	$726,583
Total originated loans	$1,536,823	$1,477,296	$1,414,639	$1,355,809	$1,285,450
Deposit Balances
Non-interest-bearing deposits	$699,695	$716,202	$717,939	$711,226	$681,357
Interest-bearing deposits:
Interest-bearing demand accounts	252,119	254,241	250,023	232,354	234,025
Retail certificates of deposit	418,748	439,460	448,992	461,398	480,687
Money market deposit accounts	401,828	395,022	394,119	393,472	395,788
Governmental deposit accounts	300,639	313,904	276,639	293,889	304,221
Savings accounts	438,952	434,381	414,375	404,676	410,371
Brokered certificates of deposit	20,990	33,873	33,857	33,841	38,123
Total interest-bearing deposits	1,833,276	1,870,881	1,818,005	1,819,630	1,863,215
Total deposits	$2,532,971	$2,587,083	$2,535,944	$2,530,856	$2,544,572
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$5,869	$6,746	$5,969	$3,760	$3,165
Nonaccrual loans	15,582	13,579	13,531	21,144	20,823
Total nonperforming loans (NPLs)	21,451	20,325	19,500	24,904	23,988
Other real estate owned (OREO)	679	679	733	1,566	1,322
Total NPAs	$22,130	$21,004	$20,233	$26,470	$25,310
Allowance for loan losses as a percent of NPLs (b)(c)	83.16%	84.92%	86.05%	93.68%	76.05%
NPLs as a percent of total loans (b)(c)	1.01%	0.97%	0.94%	1.21%	1.19%
NPAs as a percent of total assets (b)(c)	0.66%	0.64%	0.62%	0.82%	0.79%
NPAs as a percent of total loans and OREO (b)(c)	1.04%	1.00%	0.98%	1.29%	1.25%
Allowance for loan losses as a percent of originated
loans, net of deferred fees and costs (b)	1.16%	1.17%	1.19%	1.72%	1.42%
Capital Information (d)
Common Equity Tier 1 risk-based capital ratio	13.03%	13.10%	13.36%	13.45%	13.74%
Tier 1 risk-based capital ratio	13.33%	13.41%	13.67%	13.77%	14.06%
Total risk-based capital ratio (Tier 1 and Tier 2)	14.23%	14.29%	14.54%	14.97%	15.04%
Leverage ratio	9.56%	9.45%	9.52%	9.57%	9.50%
Common Equity Tier 1 capital	$295,148	$288,787	$288,416	$287,020	$285,680
Tier 1 capital	301,977	295,569	295,151	293,705	292,316
Total capital (Tier 1 and Tier 2)	322,413	314,896	313,974	319,277	312,773
Total risk-weighted assets	$2,265,022	$2,203,776	$2,158,713	$2,133,399	$2,079,341
Tangible equity to tangible assets (e)	9.10%	8.88%	8.69%	8.88%	8.73%
(a) Includes all loans acquired in 2012 and thereafter.
(b) Data presented as of the end of the period indicated.
(c) Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.
(d) June 30, 2016 data based on preliminary analysis and subject to revision.

(e) This ratio represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2016	2016	2015	2016	2015
Provision for Loan Losses
Provision for loan losses	$575	$858	$500	$1,433	$750
Provision for checking account overdrafts	152	97	172	249	272
Total provision for loan losses	$727	$955	$672	$1,682	$1,022

Net Charge-Offs
Gross charge-offs	$855	$2,003	$971	$2,857	$1,555
Recoveries	705	1,530	391	2,234	833
Net charge-offs	$150	$473	$580	$623	$722

Net Charge-Offs (Recoveries) by Type
Commercial real estate, other	$(17)	$(1,136)	$7	$(1,153)	$(38)
Commercial and industrial	(244)	1,012	262	767	249
Residential real estate	194	139	52	333	123
Home equity lines of credit	—	3	(42)	3	1
Consumer	84	362	156	447	157
Deposit account overdrafts	133	93	145	226	230
Total net charge-offs	$150	$473	$580	$623	$722

As a percent of average gross loans (annualized)	0.03%	0.09%	0.11%	0.06%	0.07%

SUPPLEMENTAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2016	2016	2015	2015	2015

Trust assets under management	$1,280,004	$1,254,824	$1,275,253	$1,261,112	$1,303,792
Brokerage assets under management	729,519	706,314	664,153	621,242	641,412
Mortgage loans serviced for others	$380,741	$383,531	$390,398	$387,200	$392,625
Employees (full-time equivalent)	803	821	817	821	831

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$9,073	$11	0.49%	$12,436	$16	0.52%	$94,376	$57	0.25%
Other long-term investments	—	—	—%	—	—	—%	1,345	4	1.19%
Investment securities (a)(b)	877,046	5,984	2.73%	875,644	5,926	2.71%	838,181	5,840	2.79%
Gross loans (b)(c)	2,122,000	23,428	4.39%	2,091,739	23,009	4.38%	1,999,998	22,192	4.41%
Allowance for loan losses	(17,362)			(16,845)			(17,918)
Total earning assets	2,990,757	29,423	3.92%	2,962,974	28,951	3.90%	2,915,982	28,093	3.84%

Intangible assets	148,464			149,528			151,736
Other assets	167,435			160,133			152,205
Total assets	$3,306,656			$3,272,635			$3,219,923

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$438,368	$58	0.05%	$421,797	$56	0.05%	$407,713	$55	0.05%
Government deposit accounts	302,852	146	0.19%	298,685	147	0.20%	307,535	165	0.22%
Interest-bearing demand accounts	251,773	46	0.07%	251,341	45	0.07%	234,602	48	0.08%
Money market deposit accounts	400,286	165	0.17%	398,515	160	0.16%	397,217	158	0.16%
Brokered certificates of deposits	29,542	273	3.73%	33,875	315	3.75%	38,114	354	3.73%
Retail certificates of deposit	431,075	815	0.76%	454,224	878	0.78%	489,604	838	0.69%
Total interest-bearing deposits	1,853,896	1,503	0.33%	1,858,437	1,601	0.35%	1,874,785	1,618	0.35%

Short-term borrowings	142,888	105	0.29%	135,689	87	0.26%	76,242	31	0.16%
Long-term borrowings	118,427	1,005	3.40%	113,370	988	3.50%	129,891	1,124	3.47%
Total borrowed funds	261,315	1,110	1.70%	249,059	1,075	1.74%	206,133	1,155	2.25%
Total interest-bearing liabilities	2,115,211	2,613	0.50%	2,107,496	2,676	0.51%	2,080,918	2,773	0.53%

Non-interest-bearing deposits	726,066			710,297			690,483
Other liabilities	35,307			31,299			28,709
Total liabilities	2,876,584			2,849,092			2,800,110
Stockholders’ equity	430,072			423,543			419,813
Total liabilities and equity	$3,306,656			$3,272,635			$3,219,923

Net interest income/spread (b)		$26,810	3.42%		$26,275	3.39%		$25,320	3.31%
Net interest margin (b)			3.57%			3.53%			3.46%

(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis using a 35% federal statutory tax rate.
(c) Average balances include nonaccrual, impaired loans and loans held for sale. Interest income includes interest earned on nonaccrual loans prior to the loans being placed on nonaccrual status and related interest income on loans originated for sale prior to the loan being sold. Loan fees included in interest income were immaterial for all periods presented.

	For the Six Months Ended
	June 30, 2016			June 30, 2015
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$10,754	$27	0.50%	$78,704	$94	0.24%
Other long-term investments	—	—	—%	1,345	7	1.05%
Investment securities (a)(b)	876,345	11,912	2.72%	798,442	11,163	2.80%
Gross loans (b)(c)	2,106,869	46,435	4.41%	1,859,169	41,397	4.45%
Allowance for loan losses	(17,103)			(17,903)
Total earning assets	2,976,865	58,374	3.90%	2,719,757	52,661	3.87%

Intangible assets	148,996			136,729
Other assets	162,608			136,853
Total assets	$3,288,469			$2,993,339

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$430,082	$114	0.05%	$367,274	$98	0.05%
Government deposit accounts	300,769	293	0.20%	259,836	289	0.22%
Interest-bearing demand accounts	251,557	91	0.07%	208,109	87	0.08%
Money market deposit accounts	399,401	326	0.16%	373,965	298	0.16%
Brokered certificates of deposits	31,708	588	3.74%	38,273	706	3.72%
Retail certificates of deposit	442,649	1,692	0.77%	467,227	1,699	0.73%
Total interest-bearing deposits	1,856,166	3,104	0.34%	1,714,684	3,177	0.37%

Short-term borrowings	139,288	192	0.28%	80,511	66	0.16%
Long-term borrowings	115,899	1,993	3.45%	153,989	2,270	2.96%
Total borrowed funds	255,187	2,185	1.72%	234,500	2,336	2.00%
Total interest-bearing liabilities	2,111,353	5,289	0.50%	1,949,184	5,513	0.57%

Non-interest-bearing deposits	718,181			620,788
Other liabilities	32,127			34,171
Total liabilities	2,861,661			2,604,143
Stockholders’ equity	426,808			389,196
Total liabilities and equity	$3,288,469			$2,993,339

Net interest income/spread (b)		$53,085	3.40%		$47,148	3.30%
Net interest margin (b)			3.55%			3.46%

(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis using a 35% federal statutory tax rate.
(c) Average balances include nonaccrual, impaired loans and loans held for sale. Interest income includes interest earned on nonaccrual loans prior to the loans being placed on nonaccrual status and related interest income on loans originated for sale prior to the loan being sold. Loan fees included in interest income were immaterial for all periods presented.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2016	2016	2015	2016	2015

Core non-interest expenses:
Total non-interest expense	$26,505	$26,282	$28,778	$52,787	$61,692
Less: Core conversion associated costs	90	—	—	90	—
Less: Acquisition-related costs	—	—	732	—	9,775
Less: Pension settlement charges	—	—	103	—	372
Less: Other non-core charges	—	—	185	—	185
Core non-interest expenses	$26,415	$26,282	$27,758	$52,697	$51,360

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2016	2016	2015	2016	2015

Efficiency ratio:
Total non-interest expense	26,505	26,282	28,778	52,787	61,692
Less: Amortization of intangible assets	1,007	1,008	1,144	2,015	1,817
Adjusted non-interest expense	25,498	25,274	27,634	50,772	59,875

Total non-interest income	12,367	13,054	11,926	25,421	23,434

Net interest income	26,308	25,767	24,793	52,075	46,212
Add: Fully tax-equivalent adjustment	$502	$508	$527	$1,010	$936
Net interest income on a fully taxable-equivalent basis	$26,810	$26,275	$25,320	$53,085	$47,148

Adjusted revenue	$39,177	$39,329	$37,246	$78,506	$70,582

Efficiency ratio	65.08%	64.26%	74.19%	64.67%	84.83%

Efficiency ratio adjusted for non-core charges:
Core non-interest expenses	$26,415	$26,282	$27,758	$52,697	$51,360
Less: Amortization of intangible assets	$1,007	$1,008	$1,144	$2,015	$1,817
Adjusted non-interest expense	25,408	25,274	26,614	50,682	49,543

Adjusted revenue	$39,177	$39,329	$37,246	$78,506	$70,582

Efficiency ratio adjusted for non-core charges	64.85%	64.26%	71.45%	64.56%	70.19%

	At or For the Three Months Ended
	June 30,	March 31,	December 31	September 30,	June 30,
(in $000’s)	2016	2016	2015	2015	2015

Tangible Equity:
Total stockholders' equity, as reported	$437,753	$428,486	$419,789	$424,760	$418,164
Less: goodwill and other intangible assets	147,971	148,997	149,617	151,339	151,169
Tangible equity	$289,782	$279,489	$270,172	$273,421	$266,995

Tangible Assets:
Total assets, as reported	$3,333,455	$3,294,929	$3,258,970	$3,228,830	$3,210,425
Less: goodwill and other intangible assets	147,971	148,997	149,617	151,339	151,169
Tangible assets	$3,185,484	$3,145,932	$3,109,353	$3,077,491	$3,059,256

Tangible Book Value per Common Share:
Tangible equity	$289,782	$279,489	$270,172	$273,421	$266,995
Common shares outstanding	18,185,708	18,157,932	18,404,864	18,400,809	18,391,575

Tangible book value per common share	$15.93	$15.39	$14.68	$14.86	$14.52

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$289,782	$279,489	$270,172	$273,421	$266,995
Tangible assets	$3,185,484	$3,145,932	$3,109,353	$3,077,491	$3,059,256

Tangible equity to tangible assets	9.10%	8.88%	8.69%	8.88%	8.73%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2016	2016	2015	2016	2015

Pre-Provision Net Revenue:
Income (loss) before income taxes	$11,441	$11,649	$7,144	$23,090	$6,304
Add: provision for loan losses	727	955	672	1,682	1,022
Add: loss on debt extinguishment	707	—	—	707	520
Add: net loss on loans held-for-sale and OREO	—	1	73	1	81
Add: net loss on other assets	97	30	63	127	638
Less: net gain on securities transactions	767	96	11	863	611
Less: gain on other assets	35	—	—	35	—
Pre-provision net revenue	$12,170	$12,539	$7,941	$24,709	$7,954

Pre-provision net revenue	$12,170	$12,539	$7,941	$24,709	$7,954
Total average assets	$3,306,656	$3,272,635	$3,219,923	$3,288,469	$2,993,339

Pre-provision net revenue to total average assets (annualized)	1.48%	1.54%	0.99%	1.51%	0.54%

END OF RELEASE